Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the Citizens Republic Bancorp, Inc. Stock Compensation Plan, of our reports: (a) dated March 1, 2010, with respect to the consolidated financial statements of Citizens Republic Bancorp, Inc., and the effectiveness of internal control over financial reporting of Citizens Republic Bancorp, Inc. included in its Annual Report (Form 10-K), and (b) dated June 18, 2010, with respect to the financial statements and supplemental schedule of the Citizens Republic Bancorp 401(k) Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Detroit, Michigan
August 5, 2010